Filed under Rule 424(b)(3), Registration Statement No. 333-123535-01
Pricing Supplement No. 161 — Dated Tuesday, January 17, 2006 (To: Prospectus Dated April 29, 2005 and Prospectus Supplement Dated April 29, 2005)

CUSIP		Gross	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Resale Price	Concession	Type	Rate	Frequency	Date	Date	Amount	Option

2338E8ZT9	100.000%	0.400%	FIXED	5.000%	QUARTERLY	02/15/2008	05/15/2006	$14.31	YES

Redemption Information: The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities, LLC

2338E8ZU6	100.000%	1.000%	FIXED	5.200%	QUARTERLY	02/15/2011	05/15/2006	$14.88	YES

Redemption Information: The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities, LLC

DaimlerChrysler North America Holding Corporation $5,000,000,000.00 DaimlerChrysler North America Holding Corporation InterNotes®	Offering Dates: Tuesday, January 17, 2006 through Monday, January 30, 2006
Trade Date: Monday, January 30, 2006 @ 12:00 PM ET
Settle Date: Thursday, February 02, 2006
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

The Agents and the dealers may sell the Notes to certain dealers at a discount not in excess of the commission received by them.

§ If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

DaimlerChrysler AG’s amended annual report on Form 20-F/A for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on June 24, 2005, is incorporated herein by reference. Please see “Where You Can Find More Information” and “Documents Incorporated by Reference” in the accompanying prospectus.

InterNotes®is a registered trademark of Incapital Holdings LLC. All Rights Reserved.